                                        February 23, 1996

Board of Trustees
The Northwestern Mutual Life
   Insurance Company
Milwaukee, WI  53202

TO ALL TRUSTEES:

     As Senior Vice President, General Counsel and Secretary of The Northwestern Mutual Life Insurance Company (the "Company") I have general supervision of the Law Department of such Company and its legal affairs. In such capacity I have supervised the corporate proceedings relating to the establishment of NML Variable Annuity Account B (the "Account") pursuant to the provisions of the Wisconsin Statutes and the issuance and proposed issuance in connection therewith of variable annuity contracts (the "Contracts"). I have also participated in the preparation of the Rule 24f-2 Notice dated February 23, 1996 which is to be filed with the Securities and Exchange Commission for the Account. In addition, I have examined such other documents and such questions of law as, in my judgment, are necessary or appropriate for purposes of this opinion. Based on the foregoing, it is my opinion that:

     1. The Company is a duly organized and validly existing mutual life insurance corporation under the laws of the State of Wisconsin, duly authorized under such laws to issue and sell life insurance and annuity contracts.

     2. The Account is a separate account of the Company duly created and validly existing pursuant to Wisconsin law.

     3. The issuance and sale of the Contracts covered by the Rule 24f-2 Notice referred to above were duly authorized by the Company and duly approved by the Commissioner of Insurance of the State of Wisconsin, and the Contracts are valid and legally binding obligations of the Company in accordance with their terms.

Board of Trustees
February 23, 1996
Page 2


     I hereby consent to the filing of this opinion as an exhibit to the Rule 24f-2 Notice.

                                          Very truly yours,

                                          JOHN M. BREMER

                                          John M. Bremer
                                          Senior Vice President,
                                             General Counsel and
                                             Secretary